Exhibit 21.1

SIGNIFICANT SUBSIDIARIES of The ExOne Company.

The following subsidiaries are deemed “significant subsidiaries” pursuant to Item 601(b)(21) of Regulation S-K:

Ex One KK (Japan)

ExOne GmbH (Germany)